Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Reports Fourth Quarter and Fiscal Year Results, Provides Guidance for Its Fiscal First Quarter

TEANECK, N.J., August 26, 2020 (Business Wire) – Phibro Animal Health Corporation (NASDAQ:PAHC) today announced its financial results for its fourth quarter and fiscal year ended June 30, 2020.

Highlights for the June 2020 quarter (compared to the June 2019 quarter)

-	Net sales of $186 million, a decrease of $18 million, or 9%

-	Net income of $6 million, a decrease of $3 million, or 36%

-	Diluted EPS of $0.14, a decrease of $0.08, or 36%

-	Adjusted EBITDA of $24 million, a decrease of $3 million, or 9%

-      Adjusted diluted EPS of $0.17, a decrease of $0.16, or 48%

Highlights for the June 2020 year (compared to the June 2019 year)

-	Net sales of $800 million, a decrease of $28 million, or 3%

-	Net income of $34 million, a decrease of $21 million, or 39%

-	Diluted EPS of $0.83, a decrease of $0.52, or 39%

-	Adjusted EBITDA of $102 million, a decrease of $16 million, or 13%

-	Adjusted diluted EPS of $1.08, a decrease of $0.45, or 29%

Guidance for the first quarter ending September 2020 (compared to the September 2019 quarter)

-	Net sales of approximately $190 million, approximately equal to the prior period

-	Net income of $5 - $6 million, an increase of $2.5 - $3.5 million

-	Diluted EPS of $0.13 - $0.15, an increase of $0.07 - $0.09

-	Adjusted EBITDA of approximately $20 million, approximately equal to the prior period

-	Adjusted diluted EPS of $0.18 - $0.20, a change of $(0.01) - $0.01

COMMENTARY

“As expected, our fourth quarter was a challenging one due to Covid-19,” said Jack Bendheim, Phibro’s Chairman, President and Chief Executive Officer. “The industries we serve - especially our swine and cattle customers - faced a host of unprecedented issues, ranging from lack of processing availability, to wild commodity price swings to sudden drops in demand. Despite these extraordinary times, our strategy of enhancing our Nutritional Specialties and Vaccines offerings continues to bear fruit, as we were able to grow those segments even in the face of the pandemic. We believe the worst is over, and as we move into our new financial year, we expect our markets to progressively improve over the course of the year.”

QUARTERLY RESULTS

Net sales

Net sales of $185.9 million for the three months ended June 30, 2020, decreased $18.0 million, or 9%, as compared to the three months ended June 30, 2019. Animal Health, Mineral Nutrition and Performance Products declined $9.6 million, $6.1 million and $2.3 million, respectively.

Animal Health

During the quarter ended June 30, 2020, we experienced a short-term decline in demand for our products due to the COVID-19 pandemic, primarily in the Animal Health segment. The animal production industry faced unprecedented demand disruptions, production impacts, price declines and currency volatility in international markets. Animal producers rapidly adjusted the number of animals and amount of milk being produced.

Net sales of $122.4 million for the three months ended June 30, 2020, decreased $9.6 million, or 7%. Net sales of MFAs and other declined $13.7 million, or 16%, due to lower sales volume in China, South America and other international regions. The decline in China was driven by the continued effects of African Swine Fever and regulatory changes effective January 1, 2020. Net sales of nutritional specialty products grew $2.6 million, or 9%, primarily due to the Osprey acquisition. Sales of other nutritional specialty products were comparable to the prior year quarter. Net sales of vaccines increased $1.5 million, or 8%, on higher international volume.

Mineral Nutrition

Net sales of $49.9 million for the three months ended June 30, 2020, decreased $6.1 million, or 11%, due to a decline in average selling prices coupled with lower overall unit volume. The decline in average selling prices is correlated with the movement of the underlying raw material costs.

Performance Products

Net sales of $13.6 million for the three months ended June 30, 2020, decreased $2.3 million, or 14%, driven by lower volumes of copper-based and industrial chemical products.

Gross profit

Gross profit of $60.6 million for the three months ended June 30, 2020, decreased $4.7 million, or 7%, as compared to the three months ended June 30, 2019. Gross profit as a percentage of net sales increased to 32.6% of net sales for the three months ended June 30, 2020, as compared to 32.0% for the three months ended June 30, 2019.

Animal Health gross profit decreased $3.9 million due to volume declines in MFAs and other, partially offset by increased volumes in nutritional specialty and vaccine products. Mineral Nutrition gross profit decreased $0.3 million, as declines in average selling prices outpaced favorable raw material costs. Favorable product mix in both the Animal Health and Mineral Nutrition segments during the quarter contributed to the improvement in the gross profit percentage. Performance Products gross profit decreased $0.5 million on lower overall volume.

Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) of $42.4 million for the three months ended June 30, 2020, declined $10.8 million, or 20%, as compared to the three months ended June 30, 2019. SG&A for the three months ended June 30, 2020, included a $3.0 million benefit from acquisition-related other, as a result of a reduction to acquisition-related contingent consideration. SG&A for the three months ended June 30, 2019, included $6.3 million of restructuring costs and $0.2 million of acquisition-related transaction costs. Excluding the effects of these items, SG&A decreased $1.3 million, or 3%.

Animal Health SG&A decreased $1.6 million due to lower variable compensation and employee-related costs, partially offset by the effect of the Osprey acquisition. Mineral Nutrition and Performance Products SG&A increased $0.1 million and $0.2 million, respectively. Corporate expenses were comparable to the prior year. The restructuring costs, acquisition-related transaction costs and acquisition-related other items resulted in a net $9.5 million decrease to SG&A.

Interest expense, net

Interest expense, net of $2.8 million for the three months ended June 30, 2020, decreased $0.2 million, or 8%, as compared to the three months ended June 30, 2019. The decrease in interest expense was primarily driven by the benefit of lower variable interest rates. Interest income from short-term investments was comparable to the prior year.

Foreign currency (gains) losses, net

Foreign currency (gains) losses, net for the three months ended June 30, 2020, amounted to net gains of $1.1 million, as compared to net gains of $0.2 million for the three months ended June 30, 2019. Foreign currency gains from intercompany transactions were partially offset by foreign currency losses from the effects of currency devaluations, driven by currency volatility during the three months ended June 30, 2020.

Provision for income taxes

In March 2020, in response to economic instability prompted by the COVID-19 pandemic, the United States government enacted the Coronavirus Aid, Relief and Economic Security (“CARES”) Act. The CARES act established various stimulus measures, including certain tax provisions. We have utilized certain CARES Act provisions, including modifications to the interest deduction limitation, technical corrections to tax depreciation methods for qualified improvement property and deferral of employer social security payments.

The provision for income taxes was $10.7 million and $0.4 million for the three months ended June 30, 2020 and 2019, respectively. The effective income tax rates were 65.6% and 4.4% for the three months ended June 30, 2020 and 2019, respectively, in part reflecting updated calculations for full year amounts. The effective tax rate for the three months ended June 30, 2020 was substantially higher than the federal statutory rate primarily due to income tax expense for:

•	Global Intangible Low-Taxed Income (GILTI) federal tax of $2.7 million, net of foreign tax credits, which added 16.7 percentage points to the effective income tax rate. The GILTI federal tax for the three months ended June 30, 2019 was $(0.3) million. GILTI for the current year was elevated due to the interplay of domestic profitability and limitations on offsetting credits.

•	Changes in uncertain tax positions of $1.5 million, which added 9.0 percentage points to the effective income tax rate. Changes in uncertain tax positions for the three months ended June 30, 2019 were a benefit of $(1.3) million. Changes in uncertain tax positions for the current year were elevated due to the complex nature of tax law in various jurisdictions and related interpretations of tax law.

•	Increases in the valuation allowance of $1.1 million, which added 6.5 percentage points to the effective income tax rate. Increases in the valuation allowance for the three months ended June 30, 2019 were negligible. Increases in the valuation allowance for the current year were elevated due to losses in certain international jurisdictions, in part due to the unfavorable effect of foreign currency losses, partially caused by the economic effects of the pandemic, and in part due to the start-up of new international locations with no current income tax benefit.

Net income

Net income of $5.6 million for the three months ended June 30, 2020, decreased $3.2 million, as compared to net income of $8.8 million for the three months ended June 30, 2019. Increased operating income of $6.0 million and favorable interest expense and foreign currency movement of $0.2 million and $0.9 million, respectively, were more than offset by a $10.3 million increase in the provision for income taxes. The increased operating income was driven by the favorable effects of certain SG&A expenses, including a $6.3 million restructuring charge recorded during the three months ended June 30, 2019 and a $3.0 million benefit recognized during the three months ended June 30, 2020 related to a reduction to acquisition-related contingent consideration. The decline in SG&A expenses was partially offset by a $4.7 million decline in gross profit, primarily driven by lower sales volume. The increase in the tax provision was due to the aforementioned effects of GILTI, changes in uncertain tax positions and increased valuation allowances in certain international jurisdictions.

Adjusted EBITDA

Adjusted EBITDA of $23.9 million for the three months ended June 30, 2020, decreased $2.5 million, or 9%, as compared to the three months ended June 30, 2019. Animal Health Adjusted EBITDA decreased $1.6 million due to the sales and related gross profit declines, partially offset by lower SG&A costs. Mineral Nutrition and Performance Products Adjusted EBITDA declined $0.3 million and $0.4 million, respectively, driven primarily by lower gross profit in both segments. Corporate expenses were comparable to the prior year.

Adjusted provision for income taxes

The adjusted effective income tax rates for the three months ended June 30, 2020 and 2019, were 55.4% and 23.2%, respectively. The tax provision and related income tax rate for the three months ended June 30, 2020 were significantly higher than the prior year quarter due to the effects of GILTI, changes in uncertain tax positions and increased valuation allowances in certain international jurisdictions.

Adjusted diluted EPS

Adjusted diluted EPS was $0.17 for the quarter, a decrease of $0.16, as compared to $0.33 in the prior year. A decline in gross profit, primarily due to lower sales volume, coupled with an increase in the income tax provision, was partially offset by lower SG&A expenses.

FULL YEAR RESULTS

Net sales

Net sales of $800.4 million for the year ended June 30, 2020, decreased $27.6 million, or 3%, as compared to the year ended June 30, 2019. Animal Health, Mineral Nutrition and Performance Products sales declined $5.1 million, $19.4 million and $3.2 million, respectively.

Animal Health

Net sales of $526.9 million for the year ended June 30, 2020, decreased $5.1 million, or 1%. Net sales of MFAs and other declined $28.2 million, or 8%, due to a $30.9 million sales decline in China driven by the effects of African Swine Fever and regulatory changes. Net sales of nutritional specialty products grew $16.0 million, or 14%, due to volume growth in poultry and dairy products. The recent Osprey acquisition accounted for approximately two-thirds of the nutritional specialty sales growth. Net sales of vaccines increased $7.0 million, or 10%, due to international demand and increased market penetration. Excluding a domestic distribution arrangement that was terminated in October 2018, net sales of vaccines would have increased approximately 14%.

We experienced a short-term decline in demand for our products during the quarter ended June 30, 2020 due to the COVID-19 pandemic, primarily in the Animal Health segment. The animal production industry faced unprecedented demand disruptions, production impacts, price declines and currency volatility in international markets. Animal producers rapidly adjusted the number of animals and amount of milk being produced.

Mineral Nutrition

Net sales of $214.4 million for the year ended June 30, 2020, decreased $19.4 million, or 8%, primarily driven by lower average selling prices. The decline in average selling prices is correlated with the movement of the underlying raw material costs.

Performance Products

Net sales of $59.0 million for the year ended June 30, 2020, decreased $3.2 million, or 5%. The decline was driven by lower volumes of copper-based products partially offset by increased volumes of personal care ingredients.

Gross profit

Gross profit of $256.9 million for the year ended June 30, 2020, decreased $7.7 million, or 3%, as compared to the year ended June 30, 2019. Gross profit as a percentage of net sales for the year ended June 30, 2020, increased to 32.1% as compared to 32.0% for the year ended June 30, 2019. The year ended June 30, 2020, included $0.3 million of acquisition-related cost of goods sold.

Animal Health gross profit decreased $6.0 million due to volume declines in MFAs and other, partially offset by volume growth in nutritional specialty and vaccine products. In the Animal Health segment, unfavorable product mix contributed to a lower gross profit ratio compared to the prior year. Mineral Nutrition gross profit decreased $0.7 million, as declines in average selling prices outpaced favorable raw material costs and increased unit volumes. Performance Products gross profit decreased $0.7 million due to lower overall volume.

Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) of $187.7 million for the year ended June 30, 2020, increased $6.3 million, or 3%, as compared to the year ended June 30, 2019. SG&A for the year ended June 30, 2020, included $0.4 million of restructuring costs, $0.5 million of acquisition-related transaction costs and a $2.8 million benefit from acquisition-related other, primarily as a result of a reduction to acquisition-related contingent consideration. SG&A for the year ended June 30, 2019, included $6.3 million of restructuring costs, $0.2 million of acquisition-related transaction costs and a $1.5 million benefit from the cancellation of a certain business arrangement. Excluding the effects of these costs, SG&A increased $13.2 million, or 8%.

Animal Health SG&A increased $10.8 million, including increased investments in product development and the effect of the Osprey acquisition. Mineral Nutrition SG&A increased $0.5 million due to increased employee-related costs. Performance Products SG&A increased $0.2 million. Corporate expenses increased $1.7 million due to increased costs of strategic initiatives and public company costs. The restructuring costs, acquisition-related transaction costs, acquisition-related other items and the benefit in the prior year from the cancellation of a certain business arrangement resulted in a net $6.9 million decrease to SG&A.

Interest expense, net

Interest expense, net of $12.9 million for the year ended June 30, 2020, increased $1.1 million, or 9%, as compared to the year end June 30, 2019. The increase in interest expense was primarily driven by the increase in outstanding borrowings on the Revolver. The increased outstanding borrowings were partially offset by the benefit of lower variable interest rates. Interest income from short-term investments was comparable to the prior year.

Foreign currency (gains) losses, net

Foreign currency (gains) losses, net for the year ended June 30, 2020, amounted to net losses of $0.8 million, as compared to net gains of $0.1 million for the year ended June 30, 2019. Increased foreign currency losses from the effects of currency devaluations were partially offset by foreign currency gains from intercompany transactions, driven by currency volatility during the three months ended June 30, 2020.

Provision for income taxes

In March 2020, in response to economic instability prompted by the COVID-19 pandemic, the United States government enacted the Coronavirus Aid, Relief and Economic Security (“CARES”) Act. The CARES act established various stimulus measures, including certain tax provisions. We have utilized certain CARES Act provisions, including modifications to the interest deduction limitation, technical corrections to tax depreciation methods for qualified improvement property and deferral of employer social security payments.

The provision for income taxes was $22.0 million and $16.8 million for the years ended June 30, 2020 and 2019, respectively. The effective income tax rates were 39.6% and 23.5% for the years ended June 30, 2020 and 2019, respectively. The fiscal year 2020 effective income tax rate was substantially higher than the federal statutory rate primarily due to income tax expense for:

•	Global Intangible Low-Taxed Income (GILTI) federal tax of $3.5 million, net of foreign tax credits, which added 6.2 percentage points to the effective income tax rate. The GILTI federal tax for the year ended June 30, 2019 was $0.5 million. GILTI for the current year was elevated due to the interplay of domestic profitability and limitations on offsetting credits.

•	Changes in uncertain tax positions of $2.9 million, which added 5.2 percentage points to the effective income tax rate. Changes in uncertain tax positions for the year ended June 30, 2019 were a benefit of $(0.8) million. Changes in uncertain tax positions for the current year were elevated due to the complex nature of tax law in various jurisdictions and related interpretations of tax law.

•	Increases in the valuation allowance of $2.0 million, which added 3.6 percentage points to the effective income tax rate. Increases in the valuation allowance for the year ended June 30, 2019 was negligible. Increases in the valuation allowance for the current year were elevated due to losses in certain international jurisdictions, in part due to the unfavorable effect of foreign currency losses, partially caused by the economic effects of the pandemic, and in part due to the start-up of new international locations with no current income tax benefit.

Net income

Net income of $33.6 million for the year ended June 30, 2020, decreased $21.2 million, or 39%, as compared to net income of $54.7 million for the year ended June 30, 2019. The decrease was primarily due to a $14.0 million decline in operating income, coupled with a $5.2 million increase in the provision for income taxes, higher interest expense of $1.1 million and unfavorable foreign currency movements of $0.9 million. The decline in operating income was driven by a $7.7 million reduction in gross profit and increased SG&A costs of $6.3 million. The decline in gross profit was primarily driven by lower overall volume and unfavorable product mix in our Animal Health business. Increased SG&A costs reflect our investments in product development and strategic growth initiatives and the effects of the Osprey acquisition.

Adjusted EBITDA

Adjusted EBITDA of $102.1 million for the year ended June 30, 2020, decreased $15.9 million, or 13%, as compared to the year ended June 30, 2019. Animal Health Adjusted EBITDA decreased $12.9 million due to the sales and related gross profit declines, coupled with increased SG&A costs. The SG&A increase was driven by investments in product development and strategic growth initiatives and the effects of the Osprey acquisition. Mineral Nutrition Adjusted EBITDA declined $1.0 million as a result of lower gross profit and increased SG&A costs. Performance Products Adjusted EBITDA decreased $0.2 million as compared to the prior year. Corporate expenses increased $1.7 million driven by investments in strategic initiatives and increased public company costs.

Adjusted provision for income taxes

The adjusted effective income tax rates for the years ended June 30, 2020 and 2019, were 33.7% and 26.9%, respectively. The income tax rate for the year ended June 30, 2020 was significantly higher than the prior year due to the effects of GILTI, changes in uncertain tax positions and increased valuation allowances in certain international jurisdictions.

Adjusted diluted EPS

Adjusted diluted EPS was $1.08 for the year ended June 30, 2020, a decrease of $0.45, as compared to $1.53 in the prior year. The decline in EPS was due to lower gross profit and increased SG&A expenses. The majority of the decrease in gross profit occurred during the fourth quarter, where we experienced a short-term decline in demand for our products due to the COVID-19 pandemic. Increased SG&A expenses reflect our continued investments in the business to drive future growth.

BALANCE SHEET AND CASH FLOWS

•	3.8x leverage ratio at June 30, 2020

-	$388 million total debt

•	$102 million Adjusted EBITDA

•	$91 million cash and short-term investments on hand at June 30, 2020

•	$6 million use of cash before financing for the June 2020 quarter, including $10 million of capital expenditures

•	$30 million use of cash before financing for the June 2020 year, excluding changes in short-term investments, and including $55 million for the acquisition of Osprey Biotechnics.

FINANCIAL GUIDANCE

Our expected financial results for the three months ending September 30, 2020 (as compared to the same period last year) are:

•	Net sales of approximately $190 million, approximately equal to the prior period

•	Net income of $5 - $6 million, an increase of $2.5 - $3.5 million

•	Diluted EPS of $0.13 - $0.15, an increase of $0.07 - $0.09

•	Adjusted EBITDA of approximately $20 million, approximately equal to the prior period

•	Adjusted diluted EPS of $0.18 - $0.20, a change of $(0.01) - $0.01

We are forecasting only short-term expectations, given the ongoing difficult conditions in the industry. The animal production industry continues to face demand disruption and production impacts. We believe the current situation will begin to normalize as we progress through our fiscal year and the industry gradually will return to typical operating levels.

WEBCAST & CONFERENCE CALL DETAILS

Phibro Animal Health Corporation will host a webcast and conference call during which the company will review its financial results and respond to questions.

Date:	Thursday, August 27, 2020
Time:	9:00 AM Eastern
Location:	https://investors.pahc.com
U.S. Toll-Free:	+1 (833) 968-1955
International Toll:	+1 (647) 689-6656
Conference ID:	2577655

NOTE: In order to join this conference call, all participants will be required to provide the Conference ID number.

A replay of the webcast will be archived and made available on Phibro’s website.

DISCLOSURE NOTICES

Forward-Looking Statements: This communication contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. These statements are not guarantees of future performance or actions. If one or more of these risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Phibro expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K, including in the sections thereof captioned “Forward-Looking Statements” and “Risk Factors.” These filings and subsequent filings are available online at www.sec.gov, www.pahc.com, or on request from Phibro.

Non-GAAP Financial Information: We use non-GAAP financial measures, such as adjusted EBITDA and adjusted net income, to assess and analyze our operational results and trends and to make financial and operational decisions. Management uses adjusted EBITDA as its primary operating measure. We report adjusted net income to portray the results of our operations prior to considering certain income statement elements. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this communication should not be considered alternatives to measurements required by GAAP, such as net income, operating income and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this communication and/or our Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

Internet Posting of Information: We routinely post information that may be important to investors in the “Investors” section of our website at www.pahc.com. We encourage investors and potential investors to consult our website regularly for important information about us.

Phibro Animal Health Corporation
Consolidated Results of Operations

	Three Months				Twelve Months
For the Periods Ended June 30	2020	2019	Change		2020	2019	Change
	(in millions, except per share amounts and percentages)
Net sales	$185.9	$203.9	$(18.0)	(9)%	$800.4	$828.0	$(27.6)	(3)%
Cost of goods sold	125.3	138.6	(13.3)	(10)%	543.5	563.4	(19.9)	(4)%
Gross profit	60.6	65.3	(4.7)	(7)%	256.9	264.6	(7.7)	(3)%
Selling, general and administrative	42.4	53.2	(10.8)	(20)%	187.7	181.4	6.3	3%
Operating income	18.1	12.1	6.0	50%	69.2	83.2	(14.0)	(17)%
Interest expense, net	2.8	3.0	(0.2)	(8)%	12.9	11.8	1.1	9%
Foreign currency (gains) losses, net	(1.1)	(0.2)	(0.9)	*	0.8	(0.1)	0.9	*
Income before income taxes	16.4	9.2	7.2	78%	55.5	71.5	(16.0)	(22)%
Provision for income taxes	10.7	0.4	10.3	*	22.0	16.8	5.2	31%
Net income	$5.6	$8.8	$(3.2)	(36)%	$33.6	$54.7	$(21.2)	(39)%

Net income per share
basic	$0.14	$0.22	$(0.08)		$0.83	$1.35	$(0.52)
diluted	$0.14	$0.22	$(0.08)		$0.83	$1.35	$(0.52)

Weighted average common shares outstanding
basic	40.5	40.5			40.5	40.4
diluted	40.5	40.5			40.5	40.5

Ratio to net sales
Gross profit	32.6%	32.0%			32.1%	32.0%
Selling, general and administrative	22.8%	26.1%			23.5%	21.9%
Operating income	9.7%	5.9%			8.6%	10.1%
Income before income taxes	8.8%	4.5%			6.9%	8.6%
Net income	3.0%	4.3%			4.2%	6.6%
Effective tax rate	65.6%	4.4%			39.6%	23.5%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

Phibro Animal Health Corporation
Segment Net Sales and Adjusted EBITDA

	Three Months				Twelve Months
For the Periods Ended June 30	2020	2019	Change		2020	2019	Change
	(in millions, except percentages)
Net Sales
MFAs and other	$72.6	$86.3	$(13.7)	(16)%	$322.3	$350.5	$(28.2)	(8)%
Nutritional specialties	31.1	28.6	2.6	9%	129.3	113.2	16.0	14%
Vaccines	18.6	17.2	1.5	8%	75.3	68.3	7.0	10%
Animal Health	122.4	132.0	(9.6)	(7)%	526.9	532.0	(5.1)	(1)%
Mineral Nutrition	49.9	56.0	(6.1)	(11)%	214.4	233.8	(19.4)	(8)%
Performance Products	13.6	15.9	(2.3)	(14)%	59.0	62.2	(3.2)	(5)%
Total	$185.9	$203.9	$(18.0)	(9)%	$800.4	$828.0	$(27.6)	(3)%

Adjusted EBITDA
Animal Health	$29.6	$31.2	$(1.6)	(5)%	$123.1	$136.0	$(12.9)	(10)%
Mineral Nutrition	3.5	3.8	(0.3)	(8)%	14.7	15.7	(1.0)	(7)%
Performance Products	0.7	1.2	(0.4)	(38)%	4.5	4.7	(0.2)	*
Corporate	(9.9)	(9.8)	(0.1)	*	(40.2)	(38.5)	(1.7)	*
Total	$23.9	$26.3	$(2.5)	(9)%	$102.1	$118.0	$(15.9)	(13)%

Ratio to segment net sales
Animal Health	24.2%	23.6%			23.4%	25.6%
Mineral Nutrition	6.9%	6.7%			6.8%	6.7%
Performance Products	5.3%	7.4%			7.7%	7.6%
Corporate (1)	(5.3)%	(4.8)%			(5.0)%	(4.6)%
Total (1)	12.8%	12.9%			12.8%	14.3%

(1) reflects ratio to total net sales

Reconciliation of GAAP Net Income to Adjusted EBITDA
Net income	$5.6	$8.8	$(3.2)	(36)%	$33.6	$54.7	$(21.2)	(39)%
Interest expense, net	2.8	3.0	(0.2)	(8)%	12.9	11.8	1.1	9%
Provision for income taxes	10.7	0.4	10.3	*	22.0	16.8	5.2	31%
Depreciation and amortization	8.2	7.2	1.0	14%	32.3	27.6	4.8	17%
EBITDA	27.4	19.4	7.9	41%	100.7	110.8	(10.1)	(9)%

Restructuring costs	-	6.3	(6.3)	*	0.4	6.3	(5.9)	(93)%
Stock-based compensation	0.6	0.6	-	0%	2.3	2.3	-	0%
Acquisition-related cost of goods sold	-	-	-	*	0.3	-	0.3	*
Acquisition-related transaction costs	-	0.2	(0.2)	*	0.5	0.2	0.2	117%
Acquisition-related other, net	(3.0)	-	(3.0)	*	(2.8)	-	(2.8)	*
Other, net (1)	-	-	-	*	-	(1.5)	1.5	*
Foreign currency (gains) losses, net	(1.1)	(0.2)	(0.9)	*	0.8	(0.1)	0.9	*
Adjusted EBITDA	$23.9	$26.3	$(2.5)	(9)%	$102.1	$118.0	$(15.9)	(13)%

(1) Other, net relates to the cancellation of a certain business arrangement

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

Phibro Animal Health Corporation
Adjusted Net Income

	Three Months				Twelve Months
For the Periods Ended June 30	2020	2019	Change		2020	2019	Change
	(in millions, except per share amounts and percentages)
Adjusted cost of goods sold	$123.8	$137.3	$(13.5)	(10)%	$536.9	$558.1	$(21.2)	(4)%
Adjusted gross profit	62.1	66.6	(4.5)	(7)%	263.5	269.9	(6.4)	(2)%
Adjusted selling, general and administrative	44.2	45.9	(1.7)	(4)%	184.8	173.3	11.5	7%
Adjusted interest expense, net	2.7	3.0	(0.3)	(10)%	12.6	11.8	0.8	7%
Adjusted income before income taxes	15.2	17.7	(2.5)	(14)%	66.1	84.8	(18.7)	(22)%
Adjusted provision for income taxes	8.4	4.1	4.3	105%	22.3	22.8	(0.5)	(2)%
Adjusted net income	$6.8	$13.6	$(6.8)	(50)%	$43.8	$62.0	$(18.2)	(29)%

Adjusted net income per share
diluted	$0.17	$0.33	$(0.16)	(48)%	$1.08	$1.53	$(0.45)	(29)%

Weighted average common shares outstanding
diluted	40.5	40.5			40.5	40.5

Ratio to net sales
Adjusted gross profit	33.4%	32.7%			32.9%	32.6%
Adjusted selling, general and administrative	23.8%	22.5%			23.1%	20.9%
Adjusted income before income taxes	8.2%	8.7%			8.3%	10.2%
Adjusted net income	3.6%	6.7%			5.5%	7.5%
Adjusted effective tax rate	55.4%	23.2%			33.7%	26.9%

Reconciliation of GAAP Net Income to Adjusted Net Income
Net income	$5.6	$8.8	$(3.2)	(36)%	$33.6	$54.7	$(21.2)	(39)%
Restructuring costs	-	6.3	(6.3)	*	0.4	6.3	(5.9)	(93)%
Stock-based compensation (1)	0.6	0.6	-	0%	2.3	2.3	-	0%
Acquisition-related cost of goods sold	-	-	-	*	0.3	-	0.3	*
Acquisition-related intangible amortization(2)	1.5	1.3	0.2	17%	6.3	5.3	1.1	20%
Acquisition-related intangible amortization(1)	0.7	0.2	0.4	197%	2.5	0.8	1.7	208%
Acquisition-related transaction costs(1)	-	0.2	(0.2)	*	0.5	0.2	0.2	117%
Acquisition-related other, net (1)	(3.0)	-	(3.0)	*	(2.8)	-	(2.8)	*
Other, net(1) (3)	-	-	-	*	-	(1.5)	1.5	*
Acquisition-related accrued interest	0.1	0.0	0.1	*	0.3	-	0.3	*
Foreign currency (gains) losses, net(4)	(1.1)	(0.2)	(0.9)	*	0.8	(0.1)	0.9	*
Adjustments to income taxes(5)	2.3	(3.7)	6.0	*	(0.3)	(6.0)	5.7	*
Adjusted net income	$6.8	$13.6	$(6.8)	(50)%	$43.8	$62.0	$(18.2)	(29)%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

(1) Included in selling, general and administrative

(2) Included in cost of goods sold

(3) Relates to the cancellation of a certain business arrangement

(4) Primarily related to intercompany balances

(5) Related to the income tax effect of pre-tax income adjustments and the exclusion of certain income tax items

Phibro Animal Health Corporation
Operating and Investing Cash Flows

	Three Months			Twelve Months
For the Periods Ended June 30	2020	2019	Change	2020	2019	Change
	(in millions)
EBITDA	$27.4	$19.4	$7.9	$100.7	$110.8	$(10.1)
Adjustments
Restructuring costs	-	6.3	(6.3)	0.4	6.3	(5.9)
Stock-based compensation	0.6	0.6	-	2.3	2.3	-
Acquisition-related cost of goods sold	-	-	-	0.3	-	0.3
Acquisition-related transaction costs	-	0.2	(0.2)	0.5	0.2	0.2
Acquisition-related other, net	(3.0)	-	(3.0)	(2.8)	-	(2.8)
Other, net (1)	-	-	-	-	(1.5)	1.5
Foreign currency (gains) losses, net	(1.1)	(0.2)	(0.9)	0.8	(0.1)	0.9
Interest paid, net	(2.4)	(3.2)	0.8	(11.6)	(12.3)	0.7
Income taxes paid	(5.8)	(3.0)	(2.8)	(20.9)	(16.2)	(4.7)
Changes in operating assets and liabilities and other items	(11.7)	(5.2)	(6.5)	(10.3)	(42.4)	32.1
Net cash provided by operating activities	$3.9	$14.9	$(11.0)	$59.3	$47.2	$12.2

Short-term investments, net	$-	$25.0	$(25.0)	$(31.0)	$26.0	$(57.0)
Capital expenditures	(10.0)	(10.1)	0.1	(34.0)	(29.9)	(4.1)
Business acquisitions	-	-	-	(54.5)	(9.8)	(44.7)
Other investing, net	0.5	(0.1)	0.6	(0.8)	(0.4)	(0.4)
Net cash provided (used) by investing activities	$(9.5)	$14.7	$(24.2)	$(120.3)	$(14.1)	$(106.2)

Net cash flow before financing activities	$(5.6)	$29.6	$(35.2)	$(61.0)	$33.0	$(94.0)

(1) Other, net relates to the cancellation of a certain business arrangement

Amounts and percentages may reflect rounding adjustments

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a diversified global developer, manufacturer and supplier of a broad range of animal health and mineral nutrition products for livestock, helping veterinarians and farmers produce healthy, affordable food while using fewer natural resources. For further information, please visit www.pahc.com.

Contacts	Phibro Animal Health Corporation

Richard Johnson

Chief Financial Officer

+1-201-329-7300

Or

investor.relations@pahc.com